Filed pursuant to Rule 433

Issuer Free Writing Prospectus Dated: October 30, 2024

Relating to Preliminary Prospectus Dated: October 18, 2024

Registration No.: 333-280945

Wellgistics Health

Investor Presentation

October 2024

"Simplifying the Logistics of Prescription Fulfillment"



Legal Disclaimer

About this Presentation

This presentation relates to a proposed public offering (the "Offering") of Wellgistics Health, Inc. (f/k/a Danam Health, Inc.) (the "Company") securities. The information contained herein does not purport to be all-inclusive, is preliminary and subject to change, and such changes may be material. This presentation does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase, any securities of the Company or any of its affiliates. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the "Securities Act"), or an exemption therefrom, nor shall any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction be effected. No securities commission or securities regulatory authority in the United States or any other jurisdiction has in any way passed upon the merits of the Offering or the accuracy or adequacy of this presentation.

Important Information About the Offering and Where to Find It

In connection with the proposed Offering, the Company has publicly filed a registration statement on Form S-1 (File No. 333-280945) with the Securities and Exchange Commission ("SEC"), including a preliminary prospectus, dated October 18, 2024. Such registration statement has not yet become effective, and the number of shares to be offered and the price range for the proposed Offering have not yet been determined. The Company may also file other documents with the SEC regarding the Offering. The Offering is subject to market conditions, and there can be no assurance as to whether or when the Offering may be completed, or as to the actual size or terms of the offering. Before making any investment decision, interested persons are advised to read, when available, the registration statement and preliminary prospectus and any amendments thereto, and the definitive prospectus in connection with the Offering. A copy of the preliminary prospectus relating to the Offering may be obtained from the SEC's website at www.sec.gov/edgar, or by directing a request to: IR@Wellgistics.com.

Forward-Looking Statements

This presentation includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect current views of the Company with respect to, among other things, operations and financial performance. Forward-looking statements may be identified by the use of words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek," "foreseeable" and similar terms and phrases in this presentation. Forward-looking statements contained in this presentation are based on the management's current expectations and are subject to changes in circumstances and other risks and uncertainties. The Company cannot assure you that future developments affecting the Company will be those that the Company has anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond the control of the Company. Any forward-looking statement made by the Company in this presentation speaks only as of the date of this presentation. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions the Company may make. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Legal Disclaimer

Notice to Investors

The information set forth in this presentation has been prepared for informational purposes and does not constitute any offer to sell or the solicitation of an offer to buy any of the Company's securities, nor will there be any sales of the Company's securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction, or until a binding commitment to enter into a definitive agreement has been made. The Company expressly disclaims all liability relating to the use of this presentation. In addition, the information contained in this presentation is as of the date hereof, and the Company has no obligation to update such information, including in the event that such information becomes inaccurate. The delivery of this presentation and the information contained herein shall not create any liability or obligation whatsoever for the Company. No representations or warranties are made by the Company or any of the Company's affiliates as to the accuracy or completeness of any statements contained in this presentation or any additional materials. This presentation should not be considered as a recommendation by the Company or any of the Company's agents to acquire any securities or to enter into any transaction. This presentation may include material non-public information and by accepting delivery of this presentation, you agree to comply with all applicable laws and regulations with respect to the use of any such information. You acknowledge that you are aware that the applicable securities laws prohibit any person who has material, non-public information from purchasing or selling securities in reliance on such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such other person or entity is likely to purchase or sell such securities in reliance on such information. This presentation shall neither be deemed an indication of the state of affairs of the Company's business nor constitute an indication that there has been no change in the Company's business affairs since the date hereof or since the dates as of which information is given in this presentation. In furnishing this presentation, the Company undertakes no obligation to provide the recipient with access to any additional evaluation materials or to update the information contained herein.

Industry and Market Data

In this presentation, the Company relies on and refers to certain information and statistics obtained from third-party sources which it believes to be reliable. However, the Company has not independently verified the accuracy or completeness of any such third-party information. The recipient is cautioned not to give undue weight to such industry and market data.

Trademarks, Trade Names and Service Marks

This presentation includes trademarks, trade names and service marks that the Company either owns or licenses, which are protected under applicable intellectual property laws. Solely for convenience, trademarks, trade names and service marks referred to in this presentation may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, rights or the right of the applicable licensor to these trademarks, trade names and service marks. This presentation may also contain trademarks, trade names and service marks of other parties, and the Company does not intend its use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of the Company by, these other parties.

Wellgistics Health Executive Summary

Wellgistics Health is a healthcare technology and pharmaceutical logistics company

We simplify the logistics of prescription fulfillment from the manufacturer and provider to the patient

Our solutions provide a seamless prescription ecosystem through an integrated technology platform, wholesale distribution, and fulfillment network focused on Independent Pharmacies and Specialty Lite medications



PHARMA MANUFACTURER
Wellgistics Health
PROVIDER
INDEPENDENT PHARMACIES
PATIENT

Creating one of the largest digital pharmacies and fulfillment network without owning the bricks and mortar locations



Discussion Topics

01 Problems We Are Solving

02 How We Make Money

03 The Market and Competition

04 Our Management Team

Pharmaceutical Market Challenges

Access

- Pharmaceutical manufacturers evaluating new channels and distribution alternatives

12-14% The "Big Three" drug distributors control 90% of the market and charge significant fees estimated as high as **12% to 14%**

80% PBM's charge manufacturers up to **80%** in rebates to get formulary access

- Specialty Lite medications require special handling and patient education
- Patient engagement is evolving
- Need innovative ways to get prescriptions from providers to pharmacies and patients

Adherence

- Proper adherence is critical to controlling healthcare costs and vital to patient health

20% An estimated **20%** of prescriptions are never filled or picked up at the pharmacy[1]

80% Of the approximately **80%** of prescriptions that are filled only half are taken properly

Data

Real-time data is required to help manage patient health and ensure compliance

- Data provides opportunities to reduce healthcare costs
- Data informs decision-making and success measurement
- Data availability is often **fragmented and delayed**

[1]https://www.cdc.gov/mmwr/volumes/66/wr/mm6645a2.htm

Wellgistics Health Ecosystem Overview

Wellgistics Distribution	Wellgistics Tech & Hub	Wellgistics Pharmacy
Wholesale Distributor + 3PL + Cold Chain	Digital Pharmacy and Hub Platform	Backend Pharmacy Services Clinical Concierge
NABP Accredited in all 50 States	Patient App & Adherence Tools	Prior Authorizations Co Pay/ Discount Cards
60+ Manufacturers 4,000+ Independent Pharmacies	Nationwide Network of Independent Pharmacies	35 State Licenses Direct-to-Consumer Mail

Independent Pharmacy Differentiation

Our competitive differentiation is driven by the powerful combination of Wellgistics Health Solutions, the personal care delivered by pharmacists in our Independent Network, and leveraging the bricks and mortar of these locally-owned pharmacies.


PHARMACY
PHARMACY
PHARMACY

INDEPENDENT PHARMACIES

+

Wellgistics Health

DISTRIBUTION + TECH & HUB PLATFORM

- 19,000+ Pharmacies
- 1.3 Billion Rxs Annually
- $47 Billion Market
- Rooted in Communities

- Prescription fulfillment and Clinical care expertise
- Personalized patient relationships
- Improved adherence and healthcare outcomes
- In-store pick up or delivery within hours or same day
- Access to providers within their communities

Wellgistics Health provides access to Specialty Lite therapies and technology solutions to empower Independent Pharmacies.



Wellgistics Health Business Model



PHARMA MANUFACTURER
SERVICES
DATA
Wellgistics
Pharmacy / Tech & Hub
Rx
DATA
PROVIDER
Wellgistics
Distribution
Rx
DATA
DATA
Rx
INDEPENDENT PHARMACY NETWORK
PATIENT
PAYOR/ PBM

Wellgistics Health Revenue & Margin

Sources of Revenue

- Wholesales Distribution
- Prescription Fulfillment
- Pharmaceutical Manufacturer Services
  - Prior Authorizations
  - Therapeutic Interchange
- Recurring revenue:
  - SaaS Transactional Services
    - Rx Transfer Clicks
    - Use of technology
    - Provider, PMS, Surescripts
  - Subscription Fees
    - Network Pharmacies
    - Patients
  - Multiple Rx refills
  - Monetizing data

Specialty Lite focus drives higher margins

Future Revenue Distribution


2%
33%
53%
12%
WGX Distribution
WGX Pharmacy
WGX Tech & Hub
Patient & 3rd Party

Diverse revenue streams reduce risk

Margin Profile



As the company scales...

Revenue shifts from low margin distribution to higher margin services

Market Overview

Capturing just **5%** of serviceable market equates to **$300M** of potential revenue

TOTAL MARKET

$435 Billion[1]
Total net Rx drug spend + adherence + hub services market

TARGET MARKET

$180 Billion[2]
Total net Retail Rx market + adherence + hub services market

SERVED MARKET

Independent Segment -$5.4 Billion
Independent Retail Rx wholesale distribution (including specialty, less 90% market share of "Big 3") + adherence + hub services market

CURRENT REVENUE

Current Revenue - $44 Million (FY '24E)
Distribution + Tech & Hub + Pharmacy

[1] https://www.iqvia.com/insights/the-iqvia-institute/reports-and-publications/reports/the-use-of-medicines-in-the-us 2024#:~:text=Overall%20spending%20growth%20in%20the,$20%20for%2090%25%20of%20prescriptions.

[2] IQVIA NASP 2024 US Specialty Pharmaceutical Trends, Issues and Outlook- Page 19 (Retail percentage of total market)

Competitive Analysis

	Digital & Hybrid Model	Pharmacy Hub Services	Digital Solution Business	Rx Delivery	Wholesale Distribution	Service Locations
hims & hers	✓			✓		NA
ro	✓			✓		NA
amazon pharmacy	✓			✓		NATIONWIDE
alto PHARMACY	✓			✓		4 STATES
CAPSULE	✓					11 STATES
CareMetx		✓				NA
PharmaCord		✓				NATIONWIDE
AssistRx		✓				NA
Nimble			✓	✓		4 STATES
BLINK HEALTH			✓	✓		NATIONWIDE
MASTERS PHARMACEUTICAL					✓	NATIONWIDE
Anda					✓	NATIONWIDE
Wellgistics Health	✓	✓	✓	✓	✓	NATIONWIDE

Executive Team



Tim Canning

Chief Executive Officer



Vishnu Balu

Chief Financial Officer



Chuck Wilson, RPh

Chief Operating Officer

Relevant Experience

•CRO – iA
•CMO - Omnicare
•President - Health Mart, McKesson

•Head of M&A – Global Consumer Acquisition Corp.
•CFO/CSO – MVP Group
•VP Corp. Strategy – Manipal Group

•VP - Health Mart, McKesson
•VP - Pharmacy Ops, Target
•Ops Manager - Walgreens

Executive Team



Srini Kalla

Chief Information Officer



Dr. Shafaat Pirani, PharmD, BCGP

Chief Clinical Officer & EVP Healthcare Operations



Brian Norton

Chief Commercial Officer & President of Distribution

Relevant Experience

- Vice President of IT - Optum
- Principal, Sr Director - Elevance Health
- Director of Software Engineering - PMSI

- CCO - TRxADE Health
- CCO/CRO – Bonum Health
- Director Ops – AssuredRx

- CEO - Wellgistics
- President - Allegiant Group
- Owner - Lifetime Benefits Group

Board of Directors



Suren Ajjarapu
Chairman

- Founder, Chairman, and CEO of TRxADE Health, Inc.,
- Developing growth strategies, reducing costs, overseeing P&L, and building world-class organizations
- Education: MS in Environmental Engineering and an MBA specializing in International Finance and Management, and the Venture Capital and Private Equity program at Harvard University



Prashant Patel
Vice Chairman

- Co-Founder, Director, President and COO of TRxADE Health, Inc.,
- Pioneered innovative technology for secondary distribution, reverse distribution, and logistics
- Education: Bachelor of Pharmacy from the University of Nottingham/UK and an MSC in Transport, Trade & Finance from Cass Business School, City University, UK



Don Anderson
Boardmember

- Previously the President & CEO of Independent Pharmacy Cooperative (IPC) from 2009-2022, Board Member of the Federation of Pharmacy Networks and Choice Rx Solutions
- Mergers and acquisitions, business operations, sales, and marketing
- Education: Bachelor of Science in Business, Master of Business Administration



Sajid Syed
Boardmember

- Chairman of Princeton Stone House Capital and former President of Acro Pharmaceutical Services
- Entrepreneurship, Mergers and acquisitions, community service and nonprofit
- Education: M.S., Pharmaceutical Marketing from St. John's University, NY, and B.S. of Pharmacy from the College of Pharmaceutical Sciences, Mysore University, India



Rebecca Shanahan
Boardmember

- Board of Directors of Proxsys, Hatch and TruDataRx and the National Association of Specialty Pharmacies
- Pharmacy Services, Provider and Payor Network Development and Growth, Digital Health and Pathways companies, Logistics, Distribution and Pharmacy Benefits Consulting
- Education: Indiana University School of Law



Contact Us

(844) 203-6092

IR@Wellgistics.com

3000 Bayport Drive Suite 950
Tampa, FL 33607